				Exhibit 99.5
See Item 8.01 of the accompanying Current Report on Form 8-K for a detailed discussion of the facts surrounding, rationale for and other matters involving the following disclosure.

The following information replaces Exhibit 12.1 previously filed in the Annual Report on Form 10-K for the year ended December 31, 2004 of WPS Resources.

				Exhibit 12.1
WPS Resources Corporation Ratio of Earnings to Fixed Charges

(Millions)	2004	2003	2002	2001	2000
EARNINGS
Income available to common shareholders	$ 139.7	$ 94.7	$ 109.4	$ 77.6	$ 67.0
Cumulative effect of change in accounting principles	-	(3.2)	-	-	-
Federal and state income taxes	21.7	27.0	24.8	4.8	6.0

Pretax earnings	161.4	118.5	134.2	82.4	73.0

Loss (income) from less than 50% equity investees	(3.6)	4.2	4.1	(6.5)	-
Distributed earnings of less than 50% equity investees	11.7	7.5	7.0	3.5	-

Fixed charges	67.1	69.6	69.4	68.2	63.6

Subtract:
Preferred dividend requirement	4.6	5.1	4.9	4.6	4.6
Minority interest	3.4	5.6	-	-	-
Total earnings as defined	$ 228.6	$ 189.1	$ 209.8	$ 143.0	$ 132.0

FIXED CHARGES
Interest on long-term debt, including related amortization	$ 54.6	$ 53.8	$ 49.1	$ 45.6	$ 41.7
Other interest	6.0	5.5	10.2	12.2	11.9
Distributions - preferred securities of subsidiary trust	-	3.5	3.5	3.5	3.5
Interest factor applicable to rentals	1.9	1.7	1.7	2.3	1.9
Preferred dividends (grossed up) (see below)	4.6	5.1	4.9	4.6	4.6

Total fixed charges	$ 67.1	$ 69.6	$ 69.4	$ 68.2	$ 63.6

Ratio of earnings to fixed charges	3.4	2.7	3.0	2.1	2.1

PREFERRED DIVIDEND CALCULATION:

Preferred dividends	$ 3.1	$ 3.1	$ 3.1	$ 3.1	$ 3.1

Tax rate *	33.3%	38.7%	36.4%	32.9%	33.3%

Preferred dividends (grossed up)	$ 4.6	$ 5.1	$ 4.9	$ 4.6	$ 4.6

* The tax rate has been adjusted to exclude the impact of tax credits.